[CIK]     0000914670
[NAME]    CORRECTIONAL SERVICES CORPORATION


EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of the 9th day of July, 1997, by and between Correctional Services Corporation ("CSC") located at 1819 Main Street, Suite 1000, Sarasota, Florida 34236 and Ira M. Cotler residing at 4724 Sweet Meadow Circle, Sarasota, Florida 34238.

	1.	CSC hereby employs you and you hereby accept employment
and agree to serve as the Executive Vice President of CSC. You will perform all duties and responsibilities and will have all authority inherent in the position of Executive Vice President, subject to the power of the CEO to modify, expand and limit such duties, responsibilities and authorities.

	2.	The period of your employment under this Agreement will
be three (3) years. Following the first anniversary of this Agreement, the period of employment under this Agreement will be extended by successive additional one-year terms, unless terminated prior to any anniversary of this Agreement by written notice by either party to the other no less than ninety (90) days prior to the end of any anniversary. In that case, the Agreement will terminate two years from the anniversary of this Agreement immediately prior to which a notice of termination was given.

	3.	As full compensation for all services to be rendered by
the Executive to the Company pursuant to the terms of this Agreement, commencing on the 9th day of July, 1997, the Company shall pay you a base salary (the "Base Salary") as follows: (a) one hundred thirty-five thousand ($135,000) dollars per annum until February 26, 1997, (b) one hundred forty-two thousand
($142,000) dollars per annum from February 26, 1998 until February 26, 1999, and (c) an amount to be renegotiated by the parties, but not to be less than one hundred forty-nine thousand
($149,000) dollars per annum during remaining Term.  The Base
Salary shall be payable at such regular times and intervals as the Company customarily pays its employees from time to time.

	4.	For each year during which you are employed by the
Company, you shall be entitled to receive a bonus equal to three (3%) percent of the Company's earnings before income tax provision ("pre-tax profits") in excess of $1,000,000, which bonus cap shall not exceed $75,000 per annum ("Bonus Cap"). The bonus shall be renegotiated by the parties each year provided, however, that the bonus cap is never less than $75,000. Payment of the bonus, if any, shall be made within thirty (30) days from receipt of the audited financial statements for each fiscal year of the Company. Each bonus payment shall be accompanied by the Company's financial statement for the requisite period and a schedule calculating such bonus. Pre-tax profits determined by the Company and audited by the Company's independent auditors shall be final and binding. For purposes hereof, pre-tax profits shall not include extraordinary gains and losses and shall be determined in accordance with generally accepted accounting principles consistently applied. In the event the Executive works for less than a full year, his bonus for that year shall be pro-rated.

	5.	CSC will provide you with a car allowance of $500 per
month.

	6.	You will be entitled to three weeks of vacation during
CSC's fiscal year ending December 31, 1997. You will be entitled to four weeks of vacation during each fiscal year thereafter.
Unused vacation may not be carried over from one fiscal year to the next.

	7.	You will have additional benefits for which you,
without action by the CEO of CSC or any committee thereof, may be or become eligible under any group health, life insurance, disability, or other form of employee benefit plan or program of CSC now existing or that may be later adopted by CSC. This includes the health, dental and life insurance programs CSC provides currently to its executives.

	8.	(a)	This Agreement may be terminated by CSC for good
cause by written notice to you specifying the event relied upon for such termination within 30 days of such event. The term
"good cause" will mean after written notice and a reasonable opportunity to cure: (i) any instance of gross negligence or willful misconduct by you in the performance of your duties; (ii) your conviction of a felony; (iii) chronic absenteeism; (iv) substance abuse; or (v) your breach of the representations and warranties contained in this Agreement.

		(b)	Your employment will terminate immediately upon
your death and in that event your base salary will be paid to your estate or legally appointed representative through the end of the month in which your death occurs. If you become physically or mentally disabled so as to become unable for a period of more than four consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform your duties hereunder on a substantially full-time basis, your employment will terminate with no further payments of base salary or incentive compensation as of the end of such four-month or twelve-month period. Such termination will not affect your benefits under CSC's disability insurance program, if any, then in effect.

	9.	In the event the Company merges into, consolidates with
or otherwise reorganizes or combines (the "Merger") with another company, wherein immediately following such Merger, the shareholders of the Company prior to the Merger own either (a) less than 50% of the outstanding voting stock of the Company (if the Company is the survivor of the Merger), or (b) less than fifty (50%) of the outstanding voting stock of the surviving entity, the Executive shall have the right, at his sole option, to terminate his employment hereunder within 45 days of the effective date of the Merger. If Notice of termination is duly given by the Executive, then the Company is obliged to pay to the Executive within fifteen (15) days following termination all amounts due under the remaining Term of the Agreement, including all base salaries and bonuses. Bonuses shall be assumed to equal the Bonus Cap for this calculation.

	10.	(a)	During the period of your employment with CSC, you
will not, directly or indirectly, on your own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by CSC or any of its affiliates.
During the year period following the termination of your employment, you will not directly or indirectly, in any such manner, enter into the employ of, render any service to, or engage in a business or activity which is the same as, similar to, or competitive with any business or activity of CSC or any of its affiliates. During the period of your employment and until year after the termination of your employment, you will not, directly or indirectly, on your own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, employ, seek to employ or otherwise obtain or seek the services of any employee of CSC or any of its affiliates.

		(b)	During and following the period of your employment
with CSC, you will not use for your own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of CSC or its affiliates and which was acquired by you at any time prior to or during the term of your employment with CSC, except with the specific prior written consent of CSC.

		(c)	If any covenant or agreement contained in this
paragraph 10 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.

	11.	You hereby represent and warrant to CSC that (i) the
execution, delivery and full performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject; (ii) you are not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by CSC, this Agreement will be your valid and binding obligation, enforceable in accordance with its terms.

	12.	In the event of any dispute between CSC and you with
respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the parties or, if they cannot agree on arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Sarasota County, Florida and will be conducted in accordance with the rules of the American Arbitration Association.

	13.	You may not assign, transfer, convey, mortgage,
hypothecate, pledge or in any way encumber the compensation or other benefits payable to you or any rights which you may have under this Agreement unless agreed to in writing by the parties. Neither you nor your beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to CSC. As used in this Agreement, the term `successor' means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of CSC. This Agreement may not be otherwise assigned by CSC.

	14.	This Agreement constitutes the only agreement between
CSC and you regarding your employment by CSC. This Agreement supersedes any and all other agreements and understandings, written or oral, between CSC and you. A waiver by either party of any provision of this Agreement of any breach of such provision in any instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between CSC and you, duly executed by both parties.

	15.	Any and all notices required or permitted to be given
hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by you hereunder will be addressed to CSC to the attention of its General Counsel at its main offices, 1819 Main Street, Suite
1000, Sarasota, Florida 34236. Any notice to be given to you will be addressed to you at your residence address last provided by you to CSC. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this paragraph.


CORRECTIONAL SERVICES 			       IRA M. COTLER
       CORPORATION


By:  \s\ James F. Slattery*    		By:	\s\ Ira M. Cotler*

Title:  President                Date:	July 10, 1997

Date:	 July 10, 1997


*	This Agreement is subject to changes deemed immaterial to
the general terms herein.